Exhibit 99.1
Press Release
ICAD REPORTS SECOND QUARTER FINANCIAL RESULTS
Conference Call to be Held Thursday, July 29th at 10:00 a.m. Eastern Time
NASHUA, N.H. (July 28, 2010) — iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today reported financial results for the three and six months ended June 30, 2010.
Financial highlights for the second quarter of 2010 include the following (all comparisons are with the second quarter of 2009):
•	Total revenue of $6.1 million, compared with $5.7 million
•	Digital computer-aided detection (CAD) and MRI CAD revenue of $4.0 million, compared with $3.1 million
•	Film-based revenue of $725,000, compared with $1.7 million
•	Service and supply revenue of $1.4 million, compared with $908,000
•	International revenue of $868,000 compared with $1.2 million
•	Record gross margin of 88.1% compared with 81.6%
•	Net loss of $736,000 or $0.02 per share, compared with a net loss of $1.4 million or $0.03 per share
Financial highlights for the first six months of 2010 include the following (all comparisons are with the first six months of 2009):
•	Total revenue of $12.6 million, compared with $12.9 million
•	Digital CAD and MRI CAD revenue of $8.2 million, compared with $7.9 million
•	Film-based revenue of $1.8 million, compared with $3.3 million
•	Service and supply revenue of $2.7 million, compared with $1.7 million
•	International revenue of $1.9 million, compared with $2.4 million
•	Gross margin of 87.6%, compared with 82.1%
•	Net loss of $1.9 million or $0.04 per share, compared with a net loss of $2.4 million or $0.05 per share

Non-financial highlights for the second quarter and recent weeks include:
•
Launched a next generation MRI product suite for imaging breast, prostate and other organs. This new product suite brings together SpectraLook® and VividLook® with the new OmniLook™ and VersaVue™ Enterprise to offer a comprehensive, quantitative image-analysis solution for cancer detection, staging, localization, treatment planning and serial monitoring.

•
Showcased the VividLook and VeraLook™ products at the Medical Equipment Exhibition for members of the U.S. Congress. The event was designed to educate Congressional members, staff and the public on new medical technologies.

•
Provided demonstrations of the iCAD image analysis software program used in DCE-MRI studies at the booth of ACR Image Metrix™, an imaging contract research organization with expertise in imaging trial design, techniques and data extraction, during the 2010 Annual American Society of Clinical Oncology Meeting in June.

•
Signed an agreement with the Defense Supply Center to provide federal healthcare facilities including, Veteran’s Administration (VA) and Department of Defense Hospitals with the Company’s CAD technology for mammography. There are more than 400 federal medical treatment facilities worldwide that can now have access to the Company’s CAD solutions for their mammography systems.

•
Launched a new version of VeraLook CAD technology for CT colonography (CTC), or virtual colonoscopy. The new product, available initially outside the U.S., was launched at the 21st Annual Meeting of the European Society of Gastrointestinal and Abdominal Radiology in June.

Commenting on the second quarter of 2010, Ken Ferry, President and CEO of iCAD, said, “We are encouraged by signs of stabilization in the U.S. marketplace. We saw fairly consistent demand for digital Mammography CAD compared to the first quarter of the year, and year over year improvement as well. We are hopeful that our business trend will improve further in the second half of the year as we accomplished these results while one of our major OEM partners is awaiting FDA clearance for their new digital Mammography system and were only able to ship a small quantity of the older version system in the second quarter. Film-based products sales were off significantly in the quarter reflecting the continued decline in demand and increased pricing pressure for these products as the marketplace continues to transition to digital technologies. We are especially pleased with the significant growth in our service and supply business as our global installed base of CAD systems and TotalLook products exceeds 3,800 and continues to evolve as a major source of service contract growth. This growing installed base will be particularly valuable as we introduce product upgrades and enhancements.”
“We are optimistic about global customer demand for digital CAD as approximately 35% of the U.S. market and more than 50% of the international market has yet to convert from film to digital mammography systems. In addition, we believe we are well positioned to benefit from an improved healthcare spending environment with an expanding product portfolio and a growing global installed base. Importantly, our continued commitment to operational excellence and fiscal discipline allowed us to achieve record gross margin and to continue to generate positive cash flow.”

“We were pleased to launch a new version of our VeraLook CAD technology for CT colonography this past quarter in Europe, where approximately 212,000 people die from colon cancer each year. When detected early, colon cancer is highly treatable but a low percentage of patients who are recommended to be screened for colon cancer are actually tested. This reluctance can be linked in part to patients’ general discomfort with the traditional colonoscopy process. As CTC offers an accurate and less invasive alternative to traditional colonoscopy to detect polyps, we believe it will increase compliance with the recommended screening protocols and, as such, offers a significant growth opportunity for VeraLook,” concluded Mr. Ferry.
Second Quarter Results
Total revenue for the second quarter of 2010 was $6.1 million, an increase of 6% compared with $5.7 million for the second quarter of 2009. This reflects a 29% increase in revenue from the Company’s digital and MRI CAD products to $4.0 million from $3.1 million in the prior year. This was offset by a 28% decline in international revenue to $868,000 from $1.2 million in the second quarter of 2009.
Total film-based revenue for the second quarter of 2010 declined 58% to $725,000 from $1.7 million in the second quarter of 2009. This can be attributed to the expected continued decline in the demand for film-based products and accessories as the marketplace continues to transition to digital technologies and to softer demand for digital mammography systems which affects sales of the TotalLook MammoAdvantage, a digitizing and comparative reading solution that is sold to further optimize workflow in a digital mammography environment.
Service and supply revenue increased 52% to $1.4 million from $908,000 in the prior year period, largely the result of solid growth in service contract revenue as digital CAD and TotalLook MammoAdvantage systems transition from warranty to service contracts, highlighting the continued growth from the Company’s installed product base.

The Company achieved a record gross margin of 88.1% for the 2010 second quarter compared with 81.6% in the 2009 second quarter, primarily due to cost reductions and optimized pricing. Second quarter 2010 operating expenses were $6.4 million compared with $6.1 million during the prior year. Second quarter 2010 other income also includes receipt of a one-time payment of $275,000 related to the sale of a non-core patent. For the second quarter of 2010 the Company posted a net loss, including stock-based compensation expense of $498,000, of $736,000 or $0.02 per share, compared with a net loss, including stock-based compensation expense of $503,000, of $1.4 million or $0.03 per share in the second quarter of 2009.

	Three months ended June 30,
	2010	2009	% Change
Digital & MRI CAD revenue	$3,991,346	$3,099,425	28.8%
Film-based revenue	725,088	1,722,669	-57.9%
Service & supply revenue	1,380,878	907,793	52.1%

Total revenue	$6,097,312	$5,729,887	6.4%

First Half Results
Total revenue for the six months ended June 30, 2010 was $12.6 million, a 2% decrease from $12.9 million for the first half of 2009. The gross margin for the first six months of 2010 expanded to 87.6% from 82.1% in the comparable prior-year period. The net loss for the six months ended June 30, 2010, including stock-based compensation expense of $981,000, was $1.9 million or $0.04 per share, compared with a net loss, including stock-based compensation expense of $1.0 million, of $2.4 million or $0.05 per share, for the six months ended June 30, 2009.
For the first six months of 2010, sales of iCAD’s digital and MRI CAD solutions increased 4% over the prior-year period to $8.2 million from $7.9 million. Sales of film-based products of $1.8 million declined 46% from $3.3 million in the prior year. During the first six months of 2010, service and supply revenue increased by 55% to $2.7 million from $1.7 million reported for the first six months of 2009. International revenue declined 19% to $1.9 million from $2.4 million during the comparable prior-year period.

	Six months ended June 30,
	2010	2009	% Change
Digital & MRI CAD revenue	$8,156,628	$7,876,546	3.6%
Film-based revenue	1,771,458	3,285,169	-46.1%
Service & supply revenue	2,689,722	1,733,170	55.2%

Total revenue	$12,617,808	$12,894,885	-2.1%

As of June 30, 2010, iCAD had cash and cash equivalents of $17.2 million, compared with $16.2 million as of December 31, 2009.
Darlene Deptula-Hicks, Executive Vice President and CFO, said, “We continue to stay focused on operational excellence and financial discipline, which allowed us to achieve record gross margin and to increase our cash position by nearly $1.0 million in the first half of the year. We continue to be confident iCAD is in a strong position to benefit from the projected stability and improvement in our sector and in the economy in general.”
Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, July 29, 2010 to discuss these results and answer questions. Shareholders and other interested parties can participate in the conference call by dialing 866-831-6270 (domestic) or 617-213-8858 (international) and entering passcode 27225720. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
A replay of the conference call will be available beginning two hours after its completion through August 5, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 92240880. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icademed.com.
About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography and computed radiography), Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, more than 3,800 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast and prostate, and in the future colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com
For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For iCAD Public Relations, contact Meara Murphy of MS&L
at 617-369-8794 or via email at meara.murphy@mslworldwide.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The company is under no obligation to provide any updates to any information contained in this release.
- Tables to Follow -

iCAD, INC.
Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue
Products	$4,716,434	$4,822,094	$9,928,086	$11,161,715
Service and supplies	1,380,878	907,793	2,689,722	1,733,170

Total revenue	6,097,312	5,729,887	12,617,808	12,894,885

Cost of revenue
Products	557,155	893,086	1,224,635	1,950,987
Service and supplies	165,919	160,131	346,024	359,034

Total cost of revenue	723,074	1,053,217	1,570,659	2,310,021

Gross margin	5,374,238	4,676,670	11,047,149	10,584,864

Operating expenses:
Engineering and product development	1,525,346	1,738,278	3,081,472	3,899,493
Marketing and sales	3,041,584	2,652,312	5,874,747	5,597,433
General and administrative	1,839,908	1,716,083	4,326,153	3,551,394

Total operating expenses	6,406,838	6,106,673	13,282,372	13,048,320

Loss from operations	(1,032,600)	(1,430,003)	(2,235,223)	(2,463,456)

Other income	275,000	—	275,000	—
Interest income (expense) — net	21,481	30,750	39,497	65,676

Net (loss)	$(736,119)	$(1,399,253)	$(1,920,726)	$(2,397,780)

Net (loss) per share:
Basic and Diluted	$(0.02)	$(0.03)	$(0.04)	$(0.05)

Weighted average number of shares used in computing loss per share:
Basic and Diluted	45,736,520	45,412,573	45,711,541	45,382,928

iCAD, Inc.
Balance Sheets
(unaudited)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$17,196,502	$16,248,031
Trade accounts receivable, net of allowance for doubtful accounts of $50,000 in 2010 and $84,000 in 2009	4,152,492	4,692,614
Inventory, net	865,347	1,094,115
Prepaid expenses and other current assets	440,257	393,490

Total current assets	22,654,598	22,428,250

Property and equipment:
Equipment	2,821,671	2,873,012
Leasehold improvements	74,107	72,612
Furniture and fixtures	344,700	344,700
Marketing assets	292,613	292,613

	3,533,091	3,582,937
Less accumulated depreciation and amortization	2,774,944	2,661,083

Net property and equipment	758,147	921,854

Other assets:
Deposits	32,126	63,194
Patents, net of accumulated amortization	118,605	90,027
Customer relationships, net of accumulated amortization	184,065	200,407
Technology intangibles, net of accumulated amortization	5,538,855	6,093,294
Tradename, net of accumulated amortization	86,800	99,200
Goodwill	43,515,285	43,515,285

Total other assets	49,475,736	50,061,407

Total assets	$72,888,481	$73,411,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$734,706	$1,365,558
Accrued salaries and other expenses	2,712,466	2,199,286
Deferred revenue	3,568,463	3,139,567

Total current liabilities	7,015,635	6,704,411

Long-term warranty expense	19,173	23,275
Long-term deferred revenue	521,472	375,183

Total liabilities	7,556,280	7,102,869

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $ .01 par value: authorized 1,000,000 shares; issues and outstanding 0 in 2010 and 2009	—	—
Common stock, $ .01 par value: authorized 85,000,000 shares; issued 45,896,929 in 2010 and 45,746,736 in 2009; outstanding 45,829,053 in 2010 and 45,678,860 in 2009	458,969	457,467
Additional paid-in capital	151,005,516	150,062,733
Accumulated deficit	(85,182,020)	(83,261,294)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)

Total stockholders’ equity	65,332,201	66,308,642

Total liabilities and stockholders’ equity	$72,888,481	$73,411,511

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